Supplementary Agreement on Sublease of the First Floor and

Basement of Civil Air Defense Comprehensive Building

Party A: Shandong Hua Wei Pharmaceutical Co., Ltd.
Party B: Weifang Lishengyuan Pharmaceutical Franchises Co., Ltd.

Through negotiation, Party A and Party B have entered the Supplementary Agreement on Party B leasing the first floor and basement of civil air defense comprehensive building.
I. Summary of Sublease Agreement on the Ground First Floor of Civil Air Defense Work signed on July 1, 2011
On July 1, 2011, Party A and Party B have entered the Sublease Agreement on the Ground First Floor of Civil Air Defense Work with the Owner of civil air defense comprehensive building, Civil Air Defense Office of Weifang City. Party A subleased the first floor of the civil air defense building with the building area of 1,600 m2 to Party B as the pharmaceutical retail supermarket. The annual rent is RMB 400,000 and the lease term is from July 1, 2011 to Nov.30, 2013.
The parties sign the Supplementary Agreement due to the reconstruction and renovation of the first floor of the civil air defense building, to re-define the sublease matter of the first floor and basement of the civil air defense comprehensive building.
II. Subleased property, area and leasing purpose
The subleased property is the first floor and the basement of the civil air defense comprehensive building located in No.258 East Fushou Street, Kuiwen District, including: the first floor of the civil air defense comprehensive building with the area of 1,083 m2 and the basement with the area of 1,000 m2 (note: the building area of the basement of the civil air defense work is totally 1,561 m2; Party A reserves about 561 m2 for selling Chinese medicine pieces and subleases about 1,000 m2 to Party B). It is totally 2,083 m2 and Party B uses it as the pharmaceutical retail supermarket.

III. Lease term

The lease term is from July 1, 2011 to November 30, 2013.

IV．Sublease fee and payment time and method

1.	Party A charges RMB 500,000 rents from Party B every year and pays to the Owner.

2.	Party B shall pay to Party A once a half year.

V. Rights and obligations

1. The operation fees like water, electricity, heating, communication, industry and commerce and tax costs during the lease term shall be assumed by Party B.

2. The loss caused by Party B’s improper usage shall be assumed by Party B.

3. After the supplementary lease contract is fulfilled, Party B can sign lease contract with the Owner independently.

4. After receiving the sublease fee, Party A shall deliver to the Owner timely and the Owner shall issue the lease invoice or special receipt approved by the tax department to Party B.

VI. Liability for breach of contract

If Party B fails to pay sublease fee to Party A timely, Party A has the right to notify Party B to stop using or subleasing.

VII. Others

1.	Dispute aroused during performing the Agreement shall be solved by Party A and Party B through negotiation; if the negotiation fails, it shall appeal to the local People’s Court.

2.	If Party A and Party B need to terminate or continue the contract in advance, it shall notify the other party 30 days in advance.

3.	Matters unmentioned here shall be entered the supplementary agreement by both parties through negotiation and the supplementary agreement has the equal effect with the Agreement.

4.	The Agreement has two copies, with Party A and Party B holding one respectively; it shall come into force after being signed or sealed.

Party A (Seal):	Party B (Seal):

Representative:	Representative:

Date: September 30, 2011